Exhibit 99.1

Media Contact: Tim Brown

610-765-6925

Investor Contact: JaCee Burnes

312-394-2948

Exelon Generation Terminates Interest in State Line Energy

Dominion Resources to Buy Out Exelon’s Contract

Kennett Square, PA. – Exelon Generation has entered into an agreement to terminate its Power Purchase Agreement (PPA) and other related agreements with State Line Energy, L.L.C. (State Line). State Line is an indirect, wholly-owned subsidiary of Dominion Resources, Inc. The agreement is subject to a number of conditions, including approval by the Federal Energy Regulatory Commission and others.

Exelon Generation assumed the PPA and the other related contracts on January 1, 2001 from Commonwealth Edison Company (ComEd). ComEd had contracted to purchase the output from the 515 MW coal generating facility in Hammond, Indiana since 1996. The contract was due to run through 2012.

Exelon Power Team President Ian McLean said, “We believe that we received excellent value for the contract. Terminating this contract generates immediate cash flow and allows us to focus on more strategic assets and minimize risk associated with a plant that we do not own or operate. Risk associated with the cost structure and operational performance of this plant will now appropriately be in the hands of the owner.”

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Exelon Generation is a unit of Exelon Corporation, one of the nation’s largest electric utilities with more than $15 billion in annual revenues. Exelon Generation has one of the industry’s largest portfolios of electricity generation capacity, with a nationwide reach and strong positions in the Midwest and Mid-Atlantic. Exelon is headquarterd in Chicago and trades on the NYSE under the ticker EXC.